Exhibit 4.12

IRREVOCABLE PROXY

WHEREAS, the undersigned is executing this Irrevocable Proxy in connection with that certain Conversion and Voting Agreement dated as of August 1, 2003 by and between Hypertension Diagnostics, Inc. (the “Company”) and the undersigned (the “Agreement”);

WHEREAS, capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned, the undersigned, intending to be legally bound, hereby irrevocably constitutes and appoints Mark Schwartz, with full power of substitution and revocation, as the undersigned’s true and lawful agent, attorney and proxy, for the undersigned and in the undersigned’s name, place and stead, giving and granting to said attorney all the powers the undersigned would possess if personally present, to vote all First Satisfaction Shares in favor of, and for the approval of, the Proposal and such other matters (provided such matters do not adversely effect the rights of the undersigned) as may be presented at any or all meetings, regular or special, of any holders of voting securities of the Company, or any adjournments or postponements thereof.

By executing this proxy, the undersigned hereby revokes all proxies heretofore made by the undersigned.  The undersigned acknowledges that this proxy is coupled with an interest in the First Satisfaction Shares.

This Irrevocable Proxy shall be irrevocable by the undersigned during its term which shall expire upon the earliest to occur of: (a) one (1) business day following the date the Company declares a record date for determination of shareholders entitled to receive notice of, and vote at, a meeting of shareholders with respect to the Proposal; or (b) one hundred twenty (120) calendar days following the date of the Series A Closing.

Date:

Name of Holder of First Satisfaction Shares:

By:

Its: